Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Stephanie Smith
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

SECOND QUARTER 2015 RESULTS

-

Basic has recently signed a non-binding letter of intent with an affiliate of private capital investor Quantum Energy Partners (“Quantum”) to fund up to $250 million, and expandable under certain conditions, for selected future transactions in North American oilfield service assets, companies or strategic joint ventures

-	The ultimate form and structure of Quantum’s investment will depend on the size and nature of the transaction.

FORT WORTH, Texas – July 30, 2015 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter ended June 30, 2015.

SECOND QUARTER 2015 HIGHLIGHTS

Including the impact of a special item, second quarter 2015 revenue as reported declined 26% to $193.6 million from $261.7 million in the first quarter of 2015 as all lines of services continued to experience diminished activity levels and increased pricing pressure mainly driven by the reduced rig count. The second quarter of 2015 included an after-tax charge of $2.9 million, or $0.07 per basic and diluted share, related to a credit given to a customer resulting from the settlement of an audit, which impacted both revenue and earnings. Excluding this special item, Basic reported revenues of $198.1 million in the second quarter of 2015, a decrease of 24% compared to revenue realized in the first quarter of 2015 and a decrease of 45% from revenue of $359.7 million generated in the second quarter of 2014.

For the second quarter of 2015, Basic reported a net loss of $48.3 million, or a loss of $1.20 per basic and diluted share. Excluding the special item described above, Basic reported a net loss of $45.4 million, or a loss of $1.13 per basic and diluted share. This compares to a net loss of $32.6 million, or a loss of $0.81 per basic and diluted share, reported in the first quarter of 2015.  In the second quarter of 2014, Basic reported net income of $2.4 million, or $0.06 per basic and diluted share. The second quarter of 2014 included an after-tax charge of $2.9 million ($4.6 million pre-tax), or $0.07 per diluted share, relating to Basic’s participation in a legal settlement.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Our second quarter results reflect the continuing impact of the decline in the U.S. drilling rig count, the reduced demand for our services and the resulting pressure on margins. In addition, our second quarter performance was impacted by severe weather disruptions that impacted our operations and further reduced our revenue. Our response to this challenging environment has been to continue to right-size our operations within operating cash flow in order to preserve liquidity and match customer activity.

“Second quarter margins were most impacted in our completion and remedial and drilling-oriented services due to the lower rig count and the amount of excess equipment in most markets. Pricing continues to be competitive in all lines of business, but has started to stabilize as of the end of the second quarter. In fact, we delivered better than expected decremental margins across several of our business lines. The month of July is reflecting this initial stabilization. Well servicing and fluid services utilization appears to have reached steady levels, with the potential for slight improvement as we experience longer daylight hours and anticipate better weather through the summer months.

“As we allocate assets into markets where activity is strongest, we continue to high-grade our marketed fleet and to stack excess equipment.  We have increased our stacked well servicing rig count by an additional 18 on top of the 40 we stacked during the first quarter. We remain on pace to meet, or even lower, our reduced capital spending projection of approximately $73 million based on current activity levels.

“During the month of July, we continued to see signs of flattening utilization levels. However, it is still unclear whether the third quarter will reflect a potential floor for activity. Nevertheless, we currently anticipate our third quarter revenue to be slightly up sequentially, as some increased activity levels in the well servicing and fluid services, and more stable pricing combine to increase utilization.

“We continue to look for acquisition targets and excess equipment that can be bought at significant discounts to replacement costs. We have made some of these smaller purchases already, and we expect the service space to consolidate further in the second half of 2015. We will be actively participating in this process.”

Quantum Letter of Intent

“The opportunity to partner with Quantum represents a very attractive opportunity for Basic to remain active in the consolidation market by providing the frame work for larger deals that could require funding beyond the reach of our current cash position and available debt capacity, especially strategic joint ventures.  It also creates a long-term relationship with a private capital provider which is scalable, and can be tailored on a  deal-by-deal basis. We’re excited about the prospects of working with a successful group like Quantum, and we believe this could present a meaningful benefit to our company and our shareholders.”

Bill Montgomery, Managing Director of Quantum, commented, “We are excited to work with such an accomplished team led by Roe Patterson. The Basic team has a long history of success in the oilfield services industry and we plan on utilizing our combined resources to continue Basic’s growth strategy and success. This flexible structure and capital availability could allow Basic to opportunistically make acquisitions and grow its business in today’s oilfield services market.

We believe that there will be compelling acquisition opportunities over the near term that will provide attractive risk-adjusted returns for our investors.”

Energy Capital Solutions LLC acted as financial advisor to Basic for this arrangement.

Adjusted EBITDA decreased to $6.1 million, or 3.1% of revenues, for the second quarter of 2015 from $27.3 million, or 10% of revenues, in the first quarter of 2015.  In the second quarter of 2014, Basic generated Adjusted EBITDA of $78.5 million, or 22% of revenues, excluding special items.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on legal settlements, loss on customer audit settlements, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

2015 FIRST SIX MONTHS HIGHLIGHTS

Including the revenue adjustment described above for the second quarter 2015, revenues decreased 35% to $455.3 million for the first six months of 2015. This compares to revenue of $696.4 million during the comparable period of 2014.

Adjusted EBITDA for the first six months of 2015 decreased 77% to $33.4 million, or 7% of revenue, compared to $143.9 million, or 21% of revenue, for the first six months of 2014.  Adjusted EBITDA excludes the special items discussed above for both 2015 and 2014. Adjusted EBITDA is reconciled in note 3 under the accompanying financial tables.

For the first half of 2015, Basic reported a net loss of $80.9 million, or a loss of $2.00 per basic and diluted share. Excluding the special item in the second quarter of 2015 mentioned above, Basic generated an adjusted net loss of $78.1 million, or a loss of $1.93 per basic and diluted share. For the first half of 2014, Basic reported net income of $536,000, or $0.01 per basic and diluted share.  Excluding the special item in last year's second quarter mentioned above, Basic generated adjusted net income of $3.5 million, or $0.08 per basic and diluted share.

Business Segment Results

Completion and Remedial Services

Excluding the special item mentioned earlier, completion and remedial services revenue dropped by 35% to $73.6 million in the second quarter of 2015 from $112.8 million in the prior quarter.  The sequential decline in revenue resulted primarily from diminished activity and increased pricing pressure in our pumping and coil tubing services, driven by the reduction in completion activity resulting from a continued reduction in commodity prices. Severe weather also had a significant effect on revenues.  In the second quarter of 2014, this segment generated $164.4 million in revenue.

At June 30, 2015, Basic had approximately 442,000 hydraulic horsepower (“HHP”), down slightly compared to the end of the previous quarter but up 26% from 351,000 HHP as of June 30, 2014. Weighted average HHP for the second quarter of 2015 was 442,000 compared to 443,000 in the first quarter of 2015.

Segment profit in the second quarter of 2015, excluding  a special item, decreased 50% to $15.9 million compared to $31.5 million in the prior quarter.  Segment margin for the second quarter

2015 decreased 600 basis points to 22% compared to the previous quarter, due to decremental margins on the lower revenue base and pricing concessions given to customers throughout the first six months of the year.  During the second quarter of 2014, segment profit was $61.7 million, or 38% of revenue.

Fluid Services

Fluid services revenue in the second quarter of 2015 decreased 14% to $63.7 million compared to $73.8 million in the prior quarter.  This decrease in revenue was due to lower rates for our trucking services, a reduction in our truck count, and lower levels of disposal utilization and frac tank rentals.  During the second quarter of 2014, this segment generated $90.3 million in revenue.

The weighted average number of fluid services trucks declined to 1,011 during the second quarter of 2015, compared to 1,046 during the first quarter of 2015 and 1,015 during the second quarter of 2014.  Truck hours of 574,000 during the second quarter of 2015 represented a decrease of 4% from the 595,000 generated in the first quarter of 2015 and a decrease of 9% compared to 631,000 in the same period in 2014.

The average revenue per fluid service truck decreased to $63,000 from $70,600 in the first quarter of 2015 mainly due to the decreases in overall pricing and non-trucking revenue streams, such as hot oiling and disposal operations. In the comparable quarter of 2014, average revenue per fluid truck was $89,000.

Segment profit in the second quarter of 2015 was $15.3 million, compared to a profit of $19.7 million in the prior quarter. Segment profit margin decreased by 300 basis points to 24%, caused by decremental margins on a lower revenue base and a reduced truck count. Segment profit in the same period in 2014 was $25.3 million, or 28% of revenue.

Well Servicing

Well servicing revenues decreased 11% to $56.5 million during the second quarter of 2015 compared to $63.7 million in the prior quarter. This decline was due to significantly lower utilization and considerable pricing pressure resulting from a highly competitive market environment and a general decline in our customers’ capital and operating budgets, exacerbated by severe weather during the second quarter. Well servicing revenues were $89.6 million in the second quarter of 2014. Revenues from the Taylor manufacturing operations were $2.2 million in the second quarter of 2015 compared to $1.8 million in the prior quarter.

At June 30, 2015, the well servicing rig count was 421, the same as the end of the prior quarter and at June 30, 2014. Rig hours were 154,700 in the second quarter of 2015, down from 163,900 in the previous quarter and down from 214,200 hours in the comparable quarter of last year. Rig utilization was 51% in the second quarter of 2015, down from 55% in the prior quarter and down from 71% in the second quarter of 2014.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $351 in the second quarter of 2015, compared to $377 in the previous quarter and to $410 reported in the second quarter of 2014. This continual decline was due to pricing concessions given to customers in all operating markets.

Segment profit in the second quarter of 2015 was $9.5 million, compared to $11.3 million in the prior quarter and $24.9 million during the same period in 2014. Segment profit margin decreased slightly to 17% in the second quarter of 2015 from 18% in the previous quarter. Second quarter profit margin was negatively impacted by decremental margins on a lower revenue base and significant weather conditions.  In the second quarter of 2014, segment profit was 28% of revenue. Segment profit from the Taylor manufacturing operations was $64,000 in the second quarter of 2015 compared to $255,000 in the prior quarter and $241,000 in the second quarter of 2014.

Contract Drilling

Contract drilling revenue decreased by 62% to $4.3 million during the second quarter of 2015 from $11.5 million in the prior quarter. During the second quarter of 2014, this segment generated $15.4 million in revenue.  Basic operated 12 drilling rigs during the second quarter of 2015, the same number of rigs as in the previous quarter as well as the second quarter of 2014.  Revenue per drilling day in the second quarter of 2015 was $15,500, down from $17,000 in the previous quarter and down from $16,300 in the second quarter of 2014.  The decrease in revenue per drilling day was primarily due to an early termination payment of $732,000 on the long-term contract of one of our rigs that was realized in the first quarter of 2015.

Rig operating days during the second quarter of 2015 decreased by 58% to 280 compared to 674 in the prior quarter, resulting in rig utilization of 26% during the second quarter of 2015 compared to 62% during the prior quarter.  In the comparable period in 2014, rig operating days were 942, producing a utilization of 86%.  Rig operating days declined due to significantly reduced utilization as a result of declining capital and operating spending by our customers.

Segment profit in the second quarter of 2015 was $848,000, a 79% decrease compared to profit of $4.0 million in the prior quarter and a decrease from $4.8 million in the second quarter of 2014.  Segment margin for the second quarter of 2015 was 20% of revenues compared to 34% from the prior quarter, due to decremental margins on lower revenues.  Last year in the comparable period, segment margin was 32%.

G&A Expense

General and administrative (“G&A”) expense in the second quarter of 2015 was $35.7 million, or 18% of revenue, a reduction of 9% from $39.2 million, or 15% of revenue, in the prior quarter. The lower G&A expense was primarily due to cost savings initiatives that began in the first quarter of 2015, reduced personnel costs and lower incentive compensation expense.  G&A expense in the second quarter of 2014 was $43.0 million, or 12% of revenue.

Tax Benefit

Basic’s tax benefit for the second quarter of 2015 was $27.2 million, compared to a tax benefit of $17.9 million in the first quarter of 2015. Excluding the special item, the tax benefit for the second quarter was $25.6 million.  The tax benefit in the second quarter of 2015 had an effective rate of 36%, compared to the prior quarter’s effective tax adjusted benefit rate of 35%. The tax expense of $2.2 million in the second quarter of 2014 translated into an effective tax rate of 47%.

Cash and Total Liquidity

On June 30, 2015, Basic had cash and cash equivalents of approximately $91.8 million, down from $105.0 million at March 31, 2015 and $99.0 million on June 30, 2014. At June 30, 2015, total liquidity was approximately $208 million, which included $116 million of availability under Basic’s $250 million revolving credit facility.

In the second quarter, Basic paid off the outstanding amount of $16 million under its revolving credit facility.

Capital Expenditures

Total capital expenditures during the first six months of 2015, including capital leases of $9.3 million, were approximately $44.1 million, comprised of $14.9 million for expansion projects, $24.8 million for sustaining and replacement projects and $4.4 million for other projects.  Expansion capital spending included $6.7 million for the completion and remedial segment, $6.4 million for the well servicing segment, and $1.8 million for the fluid services segment.  Other capital expenditures were mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its second quarter 2015 results on Friday, July 31, 2015, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until August 14, 2015 and may be accessed by calling (201) 612-7415 and using pass code 13612438#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 4,400 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, Colorado, Utah, Montana, West Virginia, Ohio, California, Kentucky and Pennsylvania. Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

About Quantum Energy Partners

Quantum Energy Partners is a leading provider of private equity capital to the global energy industry, having managed together with its affiliates, more than $10 billion in equity commitments since inception. For more information on Quantum, please visit www.quantumep.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2014 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$69,056	$164,366	$181,831	$301,851
Fluid services	63,704	90,314	137,506	183,149
Well servicing	56,500	89,629	120,168	182,541
Contract drilling	4,336	15,353	15,812	28,877
Total revenues	193,596	359,662	455,317	696,418
Expenses:
Completion and remedial services	57,670	102,617	138,921	189,097
Fluid services	48,381	65,055	102,512	131,837
Well servicing	47,035	64,748	99,437	134,508
Contract drilling	3,488	10,510	11,014	19,675
General and administrative (1)	35,673	42,953	74,877	82,512
Depreciation and amortization	60,231	51,785	121,160	103,490
(Gain) loss on disposal of assets	(57)	916	(9)	237
Total expenses	252,421	338,584	547,912	661,356
Operating income (loss)	(58,825)	21,078	(92,595)	35,062
Other income (expense):
Interest expense	(16,841)	(16,566)	(33,704)	(33,425)
Interest income	4	13	10	26
Other income	215	107	335	473
Income (loss) before income taxes	(75,447)	4,632	(125,954)	2,136
Income tax benefit (expense)	27,152	(2,188)	45,035	(1,600)
Net income (loss)	$(48,295)	$2,444	$(80,919)	$536
Earnings (loss) per share of common stock:
Basic	$(1.20)	$0.06	$(2.00)	$0.01
Diluted	$(1.20)	$0.06	$(2.00)	$0.01

Other Financial Data:
EBITDA (3)	$1,621	$72,970	$28,900	$139,025
Adjusted EBITDA (3)	6,064	78,499	33,391	143,875
Capital expenditures:
Acquisitions, net of cash acquired	-	-	-	-
Property and equipment	8,962	74,278	34,823	107,384

	As of
	June 30, 2015	June 30, 2014

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$91,822	$98,994
Net property and equipment	925,738	923,232
Total assets	1,402,074	1,558,856
Total long-term debt	850,887	838,803
Total stockholders' equity	262,256	350,438

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	21.6%	37.6%	25.4%	37.3%

Fluid Services
Weighted average number of fluid service trucks	1,011	1,015	1,029	1,011
Truck hours (000's)	573.7	630.9	1,168.8	1,238.1
Revenue per fluid services truck (000's)	$63	$89	$134	$181
Segment profits per fluid services truck (000's)	$15	$25	$34	$51
Segment profits as a percent of revenue	24.1%	28.0%	25.4%	28.0%

Well Servicing (2)
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	154.7	214.2	318.6	423.8
Rig utilization rate	51%	71%	53%	71%
Revenue per rig hour, excluding manufacturing	$351	$410	$364	$408
Well servicing rig profit per rig hour	$61	$116	$65	$111
Segment profits as a percent of revenue	16.8%	27.8%	17.3%	25.9%

Contract Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	280	942	954	1,763
Revenue per day	$15,500	$16,300	$16,600	$16,400
Drilling rig profit per day	$3,000	$5,100	$5,000	$5,200
Segment profits as a percent of revenue	19.6%	31.5%	30.3%	31.8%

(1)

Includes approximately $4,516,000 and $3,911,000 of non-cash compensation expense for the three months ended June 30, 2015 and 2014, respectively, and $9,047,000 and $7,480,000 for the six months ended June 30, 2015 and 2014, respectively.

(2)	Excludes Basic’s barge rig operations that were sold on March 31, 2014.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on legal settlements, loss on custom audit settlements, and the gain or loss on disposal of assets or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on legal settlements;
•	Adjusted EBITDA does not reflect Basic’s loss on customer audit settlements; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Reconciliation of Net Income (Loss) to EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(48,295)	$2,444	$(80,919)	$536
Income taxes	(27,152)	2,188	(45,035)	1,600
Net interest expense	16,837	16,553	33,694	33,399
Depreciation and amortization	60,231	51,785	121,160	103,490
EBITDA	$1,621	$72,970	$28,900	$139,025

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, loss on legal settlements, and loss on customer audit settlements:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(48,295)	$2,444	$(80,919)	$536
Income taxes	(27,152)	2,188	(45,035)	1,600
Net interest expense	16,837	16,553	33,694	33,399
Depreciation and amortization	60,231	51,785	121,160	103,490
(Gain) loss on disposal of assets	(57)	916	(9)	237
Loss on legal settlements	—	4,613	—	4,613
Loss on customer audit settlement	4,500	—	4,500	—
Adjusted EBITDA	$6,064	$78,499	$33,391	$143,875